Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-130309 on Form S-3, Registration Statement No. 333-29741 on Form S-4 and Registration Nos. 333-68319, 333-80641, 333-28019, 333-28021, 333-41353, 333-50013, 333-55969, 333-30160, 333-42828, 333-75820, 333-103252, and 333-104247 on Form S-8 of our reports relating to the consolidated financial statements of Dean Foods Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting standards), the financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting dated February 28, 2007, appearing in this Annual Report on Form 10-K of Dean Foods Company for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Dallas, Texas
February 28, 2007